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                                                                    Exhibit 99.1


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
STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO
FIXED CHARGES
------------------------------------------------------------------------------------------------------------------------------------
 (Dollar amounts in thousands)
                                                                        Quarter Ended March 31,
                                                                    1999                      1998
                                                           ----------------------     ---------------------
Income before net gain (loss) on sales of investments
 in rental properties and minority interest                               $17,511                   $15,983
Plus-provision for non-recurring charge                                     1,250                         -
Less-minority interest not convertible into common
 stock                                                                       (146)                        -
                                                           ----------------------     ---------------------
                                          Earnings                        $18,615                   $15,983
                                                           ======================     =====================

Fixed charges:
 Interest                                                                 $ 9,839                   $ 8,535
 Capitalized interest                                                       3,034                     2,026
 Preferred stock dividends                                                    756                         -
 Other                                                                         12                        12
                                                           ----------------------     ---------------------
                                     Fixed Charges                        $13,641                   $10,573
                                                           ======================     =====================

Earnings plus fixed charges, excluding capitalized
 interest and preferred stock dividends                                   $28,466                   $24,530
                                                            ======================     =====================

Divided by fixed charges                                                  $13,641                   $10,573
                                                            =====================     =====================
Ratio of earnings to fixed charges                                            2.1                       2.3
                                                           ======================     =====================
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